Exhibit 99.1

Cascade Microtech Reports

Third Quarter 2012 Results

Quarterly Revenue of $27.4 Million

Operating Income $1.8 Million

Quarterly EPS of $0.10

BEAVERTON, Ore.—(MARKETWIRE)—October 30, 2012—Cascade Microtech, Inc. (NASDAQ:CSCD) today reported financial results for the third quarter ended September 30, 2012.

Financial summary from the third quarter:

Operating results for the quarter ended September 30, 2012 were as follows:

•	Quarterly revenue of $27.4 million.

•	Compared to the same quarter of 2011, revenue increased 15%, with growth posted in all product lines.

•	Compared to Q2 2012, revenue was down less than 1%.

•	Probes segment set an all time quarterly record of $10.0 million in Q3 2012.

•	Gross margin of 45%, compared to 46% in Q2 2012, down slightly due to product mix.

•	Probes segment gross margin of 55% was similar to the prior quarter.

•	Systems segment gross margin declined from 41% in Q2 2012 to 39% in Q3 2012.

•	Operating expenses were similar to Q2 2012 at $10.5 million.

•	Research and development expenses increased by $0.3 million. Increased new product development expenses were offset by $0.2 million of government research grants.

•	Selling, general and administrative expenses decreased by $0.4 million due primarily to lower selling costs, stock-based compensation expenses and amortization.

•	Income from operations of $1.8 million, a decrease of $0.5 million from Q2 2012.

•	Depreciation, amortization and stock-based compensation expenses for Q3 2012 totaled $1.4 million.

•	Net income of $1.5 million, or $0.10 per diluted share.

•	Book-to-bill ratio as of September 30, 2012 of .9 to 1.

•	Cash and investments increased $4.2 million from Q2 2012 and totaled $24.1 million due to continued income from operations and working capital changes.

“Cascade Microtech posted continued good financial results in the third quarter of 2012 with revenue in-line with guidance, and earnings per share at the top end of our guidance at $0.10. This level of profitability was achieved after we increased our investments in R&D for our new product development, and we are on track to announce our third new product, with prototyping planned for completion in the fourth quarter. 2012 has shown a marked improvement over 2011 for Cascade Microtech, and we expect this to continue through Q4,” said Michael Burger, President and CEO.

Financial outlook

For the fourth quarter of 2012, revenue is expected to be in the range of $27.0 million to $30.0 million. GAAP earnings per share guidance is being raised from the previous quarter and is expected to be in the range of $0.08 to $0.12 on a fully-diluted basis, assuming no significant one-time charges or changes in foreign currency rates. The EPS guidance includes continued investments in new product development costs including the prototyping of new systems, as previously announced.

The company will host a conference call beginning at 2:00 p.m. PDT (5:00 p.m. EDT) on Tuesday, October 30, 2012, to discuss its results for the quarter ended September 30, 2012.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. If you are interested in participating in the call, the live dial-in number is 866-783-2138 or international 857-350-1597, participant Passcode: 53057327. A replay will be available after 7:00 p.m. EDT at the same internet address. (For a telephone replay available after 7:00 p.m. EDT, dial: 888-286-8010, international: 617-801-6888, Passcode: 37205971).

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to anticipated revenue and earnings per share for the fourth quarter of 2012, our planned new product announcement in the fourth quarter, and our continued improvement through Q4 are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including: changes in demand for the Company’s products; changes in product mix; potential delays and other factors affecting the timing of new product introductions; the timing of shipments and customer orders; constraints on supplies of components; excess or shortage of production capacity; potential failure of expected market opportunities to materialize; changes in foreign exchange rates; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. In addition, such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise contact, electrical measurement and test of integrated circuits (ICs), optical devices and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to electrical data from wafers, ICs, IC packages, circuit boards and modules, MEMS, 3D TSV, LED devices and more. Cascade Microtech’s leading-edge stations, probes, probe-cards and integrated systems deliver precision accuracy and superior performance both in the lab and during production manufacturing of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1280

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,	Year to Date Ended September 30,
	2012	2012	2011	2012	2011
Revenue	$27,414	$27,638	$23,750	$82,595	$77,312
Cost of sales	15,210	14,897	14,942	45,699	47,599

Gross profit	12,204	12,741	8,808	36,896	29,713
Operating expenses:
Research and development	2,778	2,438	3,175	7,995	8,937
Selling, general and administrative	7,675	8,042	9,648	23,628	26,081

	10,453	10,480	12,823	31,623	35,018

Income (loss) from operations	1,751	2,261	(4,015)	5,273	(5,305)
Other income (expense):
Interest income, net	7	9	20	26	51
Other, net	(109)	(45)	435	(561)	251

	(102)	(36)	455	(535)	302

Income (loss) from continuing operations before income taxes	1,649	2,225	(3,560)	4,738	(5,003)
Income tax expense (benefit)	153	52	(9)	329	239

Net income (loss) from continuing operations	1,496	2,173	(3,551)	4,409	(5,242)
Loss from discontinued operations	—	—	(1,777)	—	(2,004)

Net income (loss)	$1,496	$2,173	$(5,328)	$4,409	$(7,246)

Basic net income (loss) per share:
Continuing operations	0.11	0.15	(0.24)	0.31	(0.36)
Discontinued operations	—	—	(0.12)	—	(0.14)

	$0.11	$0.15	$(0.36)	$0.31	$(0.50)

Diluted net income (loss) per share:
Continuing operations	0.10	0.15	(0.24)	0.31	(0.36)
Discontinued operations	—	—	(0.12)	—	(0.14)

	$0.10	$0.15	$(0.36)	$0.31	$(0.50)

Shares used in computing net income (loss) per share:
Basic	14,162	14,158	14,713	14,169	14,618
Diluted	14,377	14,350	14,713	14,359	14,618

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$19,450	$10,656
Marketable securities	3,521	2,656
Restricted cash	1,087	1,470
Accounts receivable, net	18,309	23,882
Inventories	26,345	23,607
Prepaid expenses and other	2,357	4,086

Total current assets	71,069	66,357
Long-term investments	—	1,834
Fixed assets, net	8,506	9,003
Purchased intangible assets, net	1,766	2,329
Goodwill	964	971
Other assets	2,232	2,570

	$84,537	$83,064

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	6,726	6,033
Deferred revenue	3,618	5,516
Accrued liabilities	6,792	7,745

Total current liabilities	17,136	19,294
Deferred revenue	408	225
Other long-term liabilities	3,301	4,248

Total liabilities	20,845	23,767

Shareholders’ equity:
Common stock	90,963	90,853
Accumulated other comprehensive loss	(1,176)	(1,052)
Accumulated deficit	(26,095)	(30,504)

Total shareholders’ equity	63,692	59,297

	$84,537	$83,064

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